Exhibit 99.1
CEVA, Inc. Reports Second Quarter 2007 Financial Results
Strategic Agreements Concluded with Leading Japanese and European Customers;
Pro forma non-GAAP net income triples from Q2-2006, royalty revenue up 33% YoY
SAN JOSE, Calif. – July 24, 2007 – CEVA, Inc. [(NASDAQ: CEVA); (LSE: CVA)], a leading licensor of silicon intellectual property (SIP) platform solutions and DSP cores for mobile, consumer electronics and storage applications, today announced its financial results for the quarter ended June 30, 2007.
Total revenue for the second quarter of 2007 was $8.5 million, a slight increase of 1% compared to $8.4 million reported for the second quarter of 2006 and a sequential increase of 10% from $7.7 million for the first quarter of 2007. Second quarter of 2007 licensing revenue was $5.5 million, a decrease of 8% from $6.0 million reported for the second quarter of 2006 and a sequential increase of 19% from $4.6 million for the first quarter of 2007. Royalty revenue for the second quarter of 2007 was $1.9 million, an increase of 33% over $1.4 million for the second quarter of 2006 and slightly lower by 2% from the traditionally strong first quarter of 2007 in which royalty revenue was $2.0 million. Revenue from services for the first and second quarters of 2007 was $1.1 million, an increase of 11% compared to $1.0 million reported for the second quarter of 2006.
Net income for the second quarter of 2007 was $0.4 million, compared to a net loss of $0.2 million for the second quarter of 2006. Net income per share for the second quarter of 2007 was $0.02 per share, compared to net loss of $0.01 per share for the second quarter of 2006.
In the second quarter of 2007 and 2006, the Company recognized an equity- based compensation charge of $0.5 million pursuant to the adoption of SFAS 123R. Pro forma non-GAAP net income and net income per share for the second quarter of 2007, excluding the equity-based compensation expense, increased 308% and 400% to $0.9 million and $0.05, respectively, compared to the second quarter of 2006. Pro forma non-GAAP net income and net income per share for the second quarter of 2006, excluding the equity-based compensation expense and a gain of $0.1 million reported in interest and other income related to the disposal of an investment, was $0.2 million and $0.01, respectively.
During the second quarter of 2007, the Company concluded eight new license agreements. Six agreements were for CEVA DSP cores and platforms, one agreement was for CEVA SATA technology and one agreement was for CEVA Bluetooth 2.0+EDR technology. Target applications for customer deployment are Digital TV, DVD and HD-DVD, ultra low cost phones, 3G phones, smart phones and portable multimedia players. Geographically, three of the eight deals concluded were in the U.S., one was in Europe and four were in the Asia Pacific region.
During the quarter, CEVA concluded another major strategic licensing agreement for its newest DSP core, the CEVA-TeakLite-III. The new customer is one of the largest, branded, consumer electronics vendors in Japan that has adopted the CEVA-TeakLite-III for its next generation of integrated Digital TVs. This represents another major design win for CEVA in the home entertainment segment and continues the Company’s expansion beyond the mobile market into a larger market composed of Digital TVs, HD-DVD / Blu-ray DVDs, IPTV and set-top boxes.
Gideon Wertheizer, Chief Executive Officer of CEVA, stated: “The second quarter of 2007 was a strong quarter for the main aspects of our business, including total revenue reached, the backlog and pipeline build up and the increase in royalty revenue which was 33% higher compared to the equivalent quarter last year. We are also particularly pleased with the continued success of our newest generation CEVA-TeakLite-III DSP core in penetrating the home entertainment market, as well as the strategic decision made by one of the largest European semiconductor companies to broadly use our technology over its internally developed DSP solution.”
Yaniv Arieli, Chief Financial Officer of CEVA, stated: “Our revenue for the second quarter of 2007 was closer to the higher end of our guidance through a combination of strong royalties reported by our customers and good licensing performance. This revenue performance along with continued focus on our growth engines enabled us to report significant sequential profits growth. Non-GAAP pro forma net income and fully diluted EPS for the second quarter of 2007 compared to the first quarter of 2007 grew 100% and 96%, respectively. We also generated positive cash flow of approximately $0.5 million and as of June 30, 2007, CEVA’s cash balances and marketable securities were $64.9 million.”
CEVA Conference Call
On July 24, 2007 CEVA, management will conduct a conference call at 8:30 a.m. Eastern Time / 1:30 p.m. London time, to discuss the operating performance for the quarter.
The conference call will be available via the following dial-in numbers:
•	US Participants: Dial 1-877-493-9121 (Access Code: CEVA)

•	UK/Rest of World: Dial +44-800-032-3836 (Access Code: CEVA)
The conference call will also be available live via the Internet at the following link:
http://www.videonewswire.com/event.asp?id=40804. Please go to the web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.

For those who cannot access the live broadcast, a replay will be available by dialing 1-877-519-4471 (passcode: 8982532) for US domestic callers and +44-800-169-3875 (passcode: 8982532) for international callers from two hours after the end of the call until 11:59 p.m. (Eastern Time) on July 31, 2007. The replay will also be available at CEVA’s web site www.ceva-dsp.com.
For More Information Contact:

Yaniv Arieli, CFO	Richard Kingston
CEVA, Inc.	CEVA, Inc.
Tel: +1.408.514.2941	Tel: +1.408.514.2976
Email: yaniv.arieli@ceva-dsp.com	Email: richard.kingston@ceva-dsp.com
About CEVA, Inc.
Headquartered in San Jose, Calif., CEVA is a leading licensor of silicon intellectual property (SIP) platform solutions and DSP cores for mobile, consumer electronics and storage applications. CEVA’s IP portfolio includes comprehensive solutions for multimedia, audio, voice over packet (VoP), Bluetooth, Serial Attached SCSI (SAS) and Serial ATA (SATA), and a wide range of programmable DSP cores and subsystems with different price/performance metrics serving multiple markets. In 2006, CEVA’s IP was shipped in over 190 million devices. For more information, visit http://www.ceva-dsp.com
Forward-Looking Statements
This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that if they materialize or prove incorrect, could cause CEVA’s results to differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including Mr. Wertheizer’s statements about the backlog and pipeline build up in the second quarter of 2007. The risks, uncertainties and assumptions include: the ability of the CEVA-TeakLite-III DSP core and VoIP solution to continue to be strong growth drivers for the Company; the effect of intense competition within our industry; the effect of the challenging period of growth experienced by the industries in which we license our technology; the possibility that the market for our technology may not develop as expected; our ability to timely and successfully develop and introduce new technologies; our reliance on revenue derived from a limited number of licensees; our ability to improve our royalty revenue in 2007 and other risks relating to our business and the pipeline of companies interested in our technologies, including, but not limited to, those that are described from time to time in the Company’s Securities and Exchange Commission filings, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2006. CEVA assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

CEVA, INC. AND ITS SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS – U.S. GAAP
U.S. dollars in thousands, except per share data

	Quarter ended		Six Months ended
	June 30,		June 30,
	2007	2006	2007	2006
	Unaudited	Unaudited	Unaudited	Unaudited

Revenues:
Licensing and royalties	$7,452	$7,455	$14,048	$14,615
Other revenues	1,063	957	2,193	1,931

Total revenues	8,515	8,412	16,241	16,546

Cost of revenues	918	1,135	1,925	2,030

Gross profit	7,597	7,277	14,316	14,516

Operating expenses:
Research and development, net	4,610	4,873	9,310	9,889
Sales and marketing	1,619	1,606	3,174	3,377
General and administrative	1,373	1,474	2,619	2,958
Amortization of intangible assets	41	141	83	331

Total operating expenses	7,643	8,094	15,186	16,555

Operating loss	(46)	(817)	(870)	(2,039)
Interest and other income, net	626	630	1,450	1,171

Income (loss) before taxes on income	580	(187)	580	(868)
Taxes on income	150	30	150	150

Net income (loss)	430	(217)	430	(1,018)

Basic and diluted net income (loss) per share	$0.02	$(0.01)	$0.02	$(0.05)

Weighted-average number of Common Stock used in computation of net income (loss) per share (in thousands):
Basic	19,473	19,142	19,450	19,104
Diluted	19,776	19,142	19,702	19,104

Unaudited Reconciliation of GAAP to Pro Forma Non-GAAP Financial Measures
(U.S. Dollars in thousands, except per share amounts)

	Quarter ended		Six Months ended
	June 30		June 30
	2007	2006	2007	2006
	Unaudited	Unaudited	Unaudited	Unaudited

GAAP net income (loss)	430	(217)	430	(1,018)
Equity-based compensation expense included in cost of revenue	18	9	36	24
Equity based compensation expense included in research and development expenses	216	134	412	353
Equity based compensation expense included in sales and marketing expenses	92	78	174	180
Equity based compensation expense included in general and administrative expenses	186	284	362	593
Interest and other income, net (1)	0	(57)	0	(57)

Pro forma non-GAAP net income	942	231	1,414	75
Pro forma non-GAAP basic and diluted net income per share	$0.05	$0.01	$0.07	$0.00
Weighted-average number of common stock used in computation of pro forma non-GAAP Net income per share (in thousands):
Basic	19,473	19,142	19,450	19,104
Diluted	19,941	19,443	19,862	19,372

(1)	Results for the second quarter of 2006 included a gain of $0.1 million reported in interest and other income related to the disposal of an investment.

CEVA, INC. AND ITS SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
U.S. Dollars in Thousands

	June 30,	December 31,
	2007	2006
	Unaudited	Audited

ASSETS
Current assets:
Cash and cash equivalents	$43,026	$37,968
Marketable securities and bank deposits	21,880	26,266
Trade receivables, net	9,949	8,421
Deferred tax assets	642	613
Prepaid expenses	765	564
Other current assets	1,858	1,890

Total current assets	78,120	75,722

Long-term investments:
Severance pay fund	2,291	2,338
Deferred tax assets	703	382
Property and equipment, net	1,887	1,706
Investment	4,233	4,233
Goodwill	36,498	36,498
Other intangible assets, net	118	201

Total assets	$123,850	$121,080

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade payables	$884	$718
Accrued expenses and other payables	10,013	9,462
Taxes payable	119	135
Deferred revenues	626	406

Total current liabilities	11,642	10,721

Accrued severance pay	2,468	2,519
Accrued liabilities	1,370	1,697

Total liabilities	15,480	14,937

Stockholders’ equity:
Common Stock:	19	19
Additional paid in-capital	144,652	142,826
Other comprehensive loss	(29)	—
Accumulated deficit	(36,272)	(36,702)

Total stockholders’ equity	108,370	106,143

Total liabilities and stockholders’ equity	$123,850	$121,080